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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of October 3, 2005, by and among Dex Media, Inc., a Delaware corporation (the "Company"), R.H. Donnelley Corporation, a Delaware corporation ("Parent"), and Forward Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub").

                                    RECITALS:

     A. The Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of their respective companies and stockholders to enter into a business combination pursuant to the terms and subject to the conditions set forth herein, and have approved this Agreement and the Merger;

     B. This Agreement contemplates (1) the merger of the Company with and into Merger Sub (the "Merger") and (2) the conversion of the capital stock of the Company into the right to receive cash and capital stock of Parent;

     C. For federal income tax purposes, it is intended that the Merger qualify as a "reorganization" and this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder;

     D. It is intended that Parent will be treated as the acquiring entity for accounting purposes;

     E. As an inducement and condition to Parent's entering into this Agreement, Parent and certain stockholders of the Company (collectively, the "Company Sponsors") are entering into (1) support agreements pursuant to which, among other things, the Company Sponsors have agreed to vote in favor of the adoption of this Agreement (the "Company Sponsors Support Agreements") and (2) stockholders agreements (the "Sponsor Stockholders Agreements"), effective as of the Effective Time, providing for certain rights of the Company Sponsors;

     F. In connection with the parties entering into this Agreement, Parent, R.H. Donnelley, Inc. and certain investment partnerships affiliated with The Goldman Sachs Group, Inc. (collectively, the "GS Funds") are entering into an agreement pursuant to which, among other things, the GS Funds have agreed to vote in favor of the issuance of the Parent Shares in the Merger (the "GS Support Agreement"); and

     G. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, the parties agree as follows:

                              ARTICLE I. THE MERGER

     1.1 The Merger. Subject to the terms of this Agreement and the conditions set forth in Article VII, and in accordance with the Delaware General Corporation Law (the "DGCL"),
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at the Effective Time, the Company will be merged with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the DGCL.

     1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub, attached hereto as Exhibit A and Exhibit B, respectively, will be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation until thereafter amended in accordance with applicable Law.

     1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.6 Bylaws of the Parent. At the Effective Time, the Bylaws of Parent will be amended and restated in the form attached hereto as Exhibit C.

     1.7 Tax Consequences. It is intended that (i) the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) this Agreement will constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g), and (iii) the Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     1.8 Headquarters. The headquarters of Parent will be in Raleigh, North Carolina. The parties expect to maintain a significant operating presence in Denver, Colorado.

     1.9 Certain Executive Officers of Parent and Other Matters. Immediately following the Effective Time, the individuals set forth on Exhibit D will have the executive officer positions at Parent as set forth therein, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. In addition, certain other matters with respect to Parent following the Effective Time are set forth on Exhibit D.


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     1.10 Parent Board. Effective as of the Effective Time, (i) the Parent Board
shall be composed of 13 directors, consisting of (A) Parent's Chief Executive Officer, (B) six individuals designated by Parent from among the members of the Parent Board prior to the Effective Time (at least five of whom shall be independent under the New York Stock Exchange (the "NYSE") rules and regulations), (C) the Chief Executive Officer of the Company immediately prior to the Effective Time, (D) one designee of each Company Sponsor, pursuant to the terms of the Sponsor Stockholders Agreements, and (E) three individuals designated by the Company from among the members of the Company Board prior to the Effective Time, each of whom shall be independent under the NYSE rules and regulations and not affiliated with any Company Sponsor (with the individuals described in clauses (C) through (E) being referred to as the "Company Directors"), (ii) two Company Directors shall have been assigned to each of the three classes of directors on the Parent Board; provided, however, that three Company Directors may be elected to the class of Parent directors whose term expires in 2008 (with the remaining directors spread as evenly as possible among the other two classes) and the Company will designate the individuals to be assigned to each class in accordance with the foregoing, and (iii) the Presiding Director (as defined in the Parent Bylaws) shall be an individual designated by Parent from among the members of the Parent Board prior to the Effective Time who shall be independent under the NYSE rules and regulations.

         ARTICLE II. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

          (a) Cancellation of Certain Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding and owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or of the Company (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Company Shares") and each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto.

          (b) Shares of Merger Sub Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (c) Conversion of Company Common Stock. Each Company Share (other than any Company Shares canceled pursuant to Section 2.1(a)) will be canceled and converted automatically, subject to adjustment in accordance with this Section
2.1 and Section 2.2, into the right to receive (i) $12.30 in cash (the "Cash Consideration") and (ii) 0.24154 of a share of common stock (the "Exchange Ratio"), par value $1.00 per share ("Parent Shares"), of Parent (the "Stock Consideration," together with the Cash Consideration, the "Merger Consideration"),


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in each case payable upon surrender, in the manner provided in Section 2.2, of the certificate that formerly evidenced such Company Share.

          (d) Anti-Dilution Provisions. In the event either Parent or the Company (i) changes (or establishes a record date for changing) the number of shares of its capital stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of its capital stock), extraordinary dividends, stock combination, recapitalization, reclassification, reorganization, combination, exchange of shares or similar transaction or like change with respect to shares of its capital stock or
(ii) pays or makes an extraordinary dividend or distribution in respect of shares of its capital stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor is prior to the Effective Time, the Merger Consideration will be proportionately adjusted. Cash dividends and increases thereon, the purchase referred to in Section 6.15 and redemptions not prohibited by Sections 5.2(c) and 5.3(c) of this Agreement will not be considered extraordinary for purposes of the preceding sentence.

     2.2 Exchange of Certificates and Cash Consideration. (a) Exchange Agent. Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent (the "Exchange Agent"), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the Parent Shares issuable pursuant to
Section 2.1, and cash, from time to time as required to make payments in respect of the Cash Consideration and payments in lieu of any fractional shares pursuant to Section 2.2(e) (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Parent Shares and cash payments contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(f), the Exchange Fund will not be used for any other purpose.

          (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.1(c): (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the certificates evidencing such Company Shares (the "Certificates") will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, (i) the holder of such Certificate will be entitled to receive in exchange therefor (A) a certificate representing that number of whole Parent Shares which such holder has the right to receive in respect of the Company Shares formerly represented by such Certificate (after taking into account all Company Shares then held by such holder), if any, (B) cash in respect of the Cash Consideration to be received by such holder, if any,
(C) cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.2(e), and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (such items described in clauses (A) - (D), the "Delivered Items"), and (ii) the Certificate so


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surrendered will forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Delivered Items may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Delivered Items.

          (c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder pursuant to Section 2.2(e), until the holder of such Certificate surrenders such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent Share to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Shares.

          (d) No Further Rights in Company Common Stock. All Merger Consideration issued upon conversion of the Company Shares in accordance with the terms hereof (together with cash paid pursuant to Section 2.2(c) or Section 2.2(e)) will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, including any "Rights" under the Company Rights Agreement.

          (e) No Fractional Shares. No certificate or scrip representing fractional Parent Shares will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of full Parent Shares delivered to the Exchange Agent by Parent for issuance to holders of Certificates over (ii) the aggregate number of full Parent Shares to be distributed to holders of Company Common Stock (such excess being herein referred to as the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Company Common Stock will sell the Excess Shares at then prevailing prices on the NYSE all in the manner provided herein. The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE and will be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such holders. Parent will pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such


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sale or sales of Excess Shares and the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock will be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent will promptly pay such amounts to such holders of Company Common Stock, subject to and in accordance with the terms of Sections 2.2(b) and (c).

          (f) Termination of Exchange Fund and Additional Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for one year after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Shares who have not theretofore complied with this Article II will thereafter look only to Parent for the Delivered Items. Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          (g) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation will be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (h) Withholding Rights. Each of the Surviving Corporation and Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, options to purchase shares of Company Common Stock (a "Company Stock Option") or other awards based on Company Common Stock (the "Company Stock-Based Awards"), such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Company Stock Options or Company Stock-Based Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by Parent or the Surviving Corporation to the appropriate governmental authority on a timely basis.

          (i) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Delivered Items.


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     2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates will cease to have any rights with respect to such Company Shares, except as provided in this Agreement or by Law. On or after the Effective Time, subject to, with respect to the relevant holders of Company Shares, their delivery of the Certificates required by Section 2.2 of this Agreement, any Certificates presented to the Exchange Agent or Parent for any reason will be converted into the Delivered Items.

     2.4 Company Options; Other Company Stock-Based Awards. (a) As soon as practicable following the date of this Agreement, the Company will take such actions so that the Company Board or, if appropriate, any committee thereof administering the Company Stock Plans (as identified on Section 3.11(a) of the Company Disclosure Schedule) adopts such resolutions and takes such other actions (including obtaining any required consents) as may be required to provide that each Company Stock Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, at the Effective Time, be converted into an option to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by 0.43077 (the "Stock Exchange Ratio") (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock under such Company Stock Option divided by the Stock Exchange Ratio (rounded up to the nearest whole cent), and otherwise having the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (each, a "Company Rollover Option"). Notwithstanding the foregoing, the Company may adjust the conversion described in this Section 2.4(a) by modifying the exercise price per share of Parent Common Stock and may take such actions as may be necessary or appropriate to comply with Section 409A of the Code and to preserve the intended tax treatment of the Company Rollover Options; provided, however, that in no event shall any such adjustment to the conversion described in this Section 2.4(a) increase the aggregate number of shares of Parent Common Stock subject to the Company Rollover Options without the prior written consent of Parent.

          (b) The Company will take all actions necessary to ensure that all restrictions and limitations on vesting, transfer and exercise and all risk of forfeiture and rights of repurchase with respect to Company Stock Options, shares of Company Common Stock and other Company Stock-Based Awards, to the extent not already lapsed as of the Effective Time, will remain in full force and effect with respect to such Company Stock Options, shares of Company Common Stock and other Company Stock-Based Awards after giving effect to the Merger and their conversion into Company Rollover Options, shares of Parent Common Stock and awards denominated in Parent Common Stock, except to the extent required by the terms of such Company Stock Options and Company Stock-Based Awards Benefit Plan or pursuant to any Company Benefit Plan as in effect on the date hereof and except as set forth on Section 2.4(b) of the Company Disclosure Schedule.



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          (c) Parent will prepare and file with the Securities and Exchange
Commission (the "SEC"), and use reasonable best efforts to cause to be effective prior to or at the Effective Time, a registration statement on Form S-8 (or another appropriate form) registering under the Company Stock Plans all shares of Parent Common Stock subject to the Company Rollover Options and the Company Stock-Based Awards which survive the Effective Time and become denominated in the form of Parent Common Stock. Such registration statement will be kept effective (and the current status of the prospectus or prospectuses required thereby will be maintained) as long as any Company Rollover Options and Company Stock-Based Awards remain outstanding.

     2.5 Appraisal Rights/Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") will not be converted into, or represent the right to receive, the Merger Consideration payable to No Election Shares. Such stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Company Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262, will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the


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Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Company Shares. Notwithstanding anything to the contrary contained in this Section 2.5, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the appraised value of such stockholder's Dissenting Shares pursuant to Section 262 of the DGCL will cease.

          (b) The Company will give Parent (i) prompt (and in any event prior to the Effective Time) notice of any demands for appraisal received by the Company, and prompt notice of any withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

           ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in (x) a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2005 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Company SEC Reports"), and prior to the close of business on September 30, 2005 (the "Measurement Date"), but excluding any risk factor disclosure contained in any such Company SEC Report under the heading "Risk Factors" or "Forward-Looking Information," or (y) the disclosure letter (the "Company Disclosure Schedule") delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company), the Company represents and warrants to Parent as follows:

     3.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, any change, effect, event, occurrence or state of facts that has had or would be reasonably expected to have a material adverse effect on


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(i) the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that with respect to this clause (i), Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes in or relating to the United States economy or United States financial, credit or securities markets in general or (B) changes in or relating to the industries in which such party operates or the markets for any of such party's products or services in general, which changes in the case of clauses (A) and (B) do not affect such party to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) the ability of such party to consummate the transactions contemplated by this Agreement in the manner contemplated hereby.

          (b) True and complete copies of the Second Amended and Restated Certificate of Incorporation of the Company, as amended through, and as in effect as of, the date of this Agreement (including any certificates of designation thereto) (the "Company Charter"), and the Amended and Restated By-laws of the Company, as amended through, and as in effect as of, the date of this Agreement (the "Company Bylaws"), have previously been made available to Parent.

          (c) Each Company Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.2 Capitalization. (a) As of the date of this Agreement, the authorized Company capital stock consists of (i) 700,000,000 shares of Company Common Stock of which, as of the Measurement Date, 150,508,492 shares were issued and outstanding, and (ii) 200,000 shares of Company Series A junior participating preferred stock, par value $0.01 per share, of which, as of the Measurement Date, no shares were issued and outstanding (the "Company Series A Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). As of the Measurement Date, no shares of Company Capital Stock were held in the Company's treasury. As of the Measurement Date, no shares of Company Capital Stock were reserved for issuance except for 4,821,858 shares of Company Common Stock reserved for issuance upon the exercise of Company Stock Options or Company Stock-Based Awards issued or issuable pursuant to the equity-based compensation plans identified on Section 3.11(a) of the Company Disclosure Schedule (the "Company Stock Plans"). All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in the last sentence of this Section 3.2(a), or pursuant to this Agreement and the Company Stock Plans, there are no outstanding shares of capital stock or other voting securities of the Company, and the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, preemptive rights, redemption obligations or agreements of any character calling for the purchase, issuance or registration of any shares of


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the Company's capital stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company's capital stock. Section 3.2(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option and Company Stock-Based Award outstanding as of the date of this Agreement, as applicable: (i) the name of the recipient; (ii) the number of shares of Company Common Stock subject to such Company Stock Option or Company Stock-Based Award;
(iii) the exercise, purchase or grant price; (iv) the date of grant; (v) the applicable vesting schedule; (vi) the date of expiration; (vii) the type of such awards and the Company Stock Plans under which such Company Stock Options or Company Stock-Based Awards were issued; and (viii) whether the exercisability of such Company Stock Option or Company Stock-Based Award will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of such acceleration. From and after the Measurement Date through the date hereof, the Company has not issued or awarded any Company Capital Stock, Company Stock Options or Company Stock-Based Awards (other than upon the exercise or satisfaction of Company Stock Options or Company Stock-Based Awards or the conversion of convertible securities, in each case outstanding as of the Measurement Date).

          (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("Company Voting Debt") are issued or outstanding.

          (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each "significant subsidiary" (as such term is defined under Regulation S-X of the SEC) of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than for Taxes that are not yet due ("Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of the Company Subsidiaries, as of the date of this Agreement, the Company does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment. As used in this Agreement, (i) "Person" means an individual, a corporation, a partnership, an association, a joint stock company, a business trust or an unincorporated organization, (ii) "Subsidiary," when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (y) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and the terms "Company Subsidiary" and "Parent Subsidiary" will mean any Subsidiary of the Company or Parent, respectively, and (iii) "Substantial Investment," when used with respect to either party, means a stock or other equity investment having a fair market value or book value in excess of $5 million, directly or indirectly, in any Person.

     3.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the "Company Board"). The Company Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders, has resolved to recommend that holders of Company Common Stock vote in favor of the adoption of this Agreement and has directed that this Agreement be submitted to the Company's stockholders for adoption, and the Merger be submitted to the Company's stockholders for approval, at a duly held meeting of such stockholders (the "Company Stockholders Meeting"), and, except for the adoption of this Agreement and the approval of the Merger at such meeting by the affirmative vote of the holders of a majority of the Company Shares issued an outstanding and entitled to vote thereon ("Company Stockholder Approval"), no other corporate proceedings on the part of the Company or vote by the holders of any class or series of Company Capital Stock are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

          (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) assuming that the Company Stockholder Approval is obtained, violate any provision of the Company Charter or the Company Bylaws or
(ii) assuming that the consents, approvals and filings referred to in Section
3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") or any federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, Injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (each, a "Law" and collectively, "Laws") applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company

Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.4 Consents and Approvals. Except for (i) the filing with the SEC of a Joint Proxy Statement in definitive form relating to the Company Stockholders Meeting and the Parent Stockholders Meeting (the "Joint Proxy Statement") and of a registration statement on Form S-4 (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent capital stock pursuant to this Agreement, (v) the Company Stockholder Approval and Parent Stockholder Approval, and (vi) the consents or approvals listed in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any federal, state, local or foreign government, court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

     3.5 Reports. The Company and each of the Company Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since July 22, 2004 with (i) the SEC,
(ii) any state or other federal regulatory authority (other than any taxing authority, which is covered by Section 3.10), and (iii) any foreign regulatory authority (other than any taxing authority, which is covered by Section 3.10) (collectively, "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith, except in each case under clauses (ii) and (iii) where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Company SEC Report, as of the date of such Company SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since July 22, 2004, as of their respective dates, all Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder with respect thereto.

     3.6 Financial Statements. The Company has previously made available to Parent copies of (i) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2004 and 2003, the related consolidated statements of operations and cash flows for the years ended December 31, 2004 and December 31, 2003 and for the periods from

November 9 to December 31, 2002 and January 1 to November 8, 2002, and the related consolidated statements of changes in stockholders' equity and comprehensive loss for the years ended December 31, 2004 and December 31, 2003 and for the period from November 9 to December 31, 2002, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the "Company 2004 10-K"), filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, the independent registered public accounting firm with respect to the Company for such periods (such balance sheets and statements, the "Audited Company Financial Statements"), and (ii) the unaudited condensed consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2005 and the related condensed consolidated statements of operations and cash flows for the six-month periods ended June 30, 2005 and 2004, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the "Company 10-Q") (such balance sheets and statements, the "Unaudited Company Financial Statements" and, together with the Audited Company Financial Statements, the "Company Financial Statements"). The consolidated balance sheets of the Company (including the related notes, where applicable) included in the Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof, and the other financial statements included in the Company Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in stockholders' equity of the Company and the Company Subsidiaries for the respective periods therein set forth, subject in the case of the Unaudited Company Financial Statements to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect on the Company.

     3.7 Advisors' Fees. None of the Company, any Company Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than Lehman Brothers Inc. and Merrill Lynch & Co. (the "Company's Advisors"), which firms the Company retained pursuant to engagement letters, copies of which have been provided to Parent.

     3.8 Absence of Certain Changes or Events. (a) Since June 30, 2005, no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) From June 30, 2005, through the date hereof, the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and have not taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such section been in effect since June 30, 2005.

          (c) The aggregate amount of payments permitted to be made under the restricted payments covenant under each of the indentures governing the notes of the Company and Dex Media West, LLC is at least $450 million and $200 million, respectively.

     3.9 Legal Proceedings. (a) None of the Company or any of the Company Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against the Company or any of the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) There is no Injunction, judgment, or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.10 Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the
Company: (i) the Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement taking into account any extensions of time within which to file such Tax Returns (all such returns being accurate and complete in all material respects) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of the Company or the Company Subsidiaries other than Liens for Taxes that are not yet due and payable; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of the Company Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) the Company and the Company Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries).

          (b) Within the past five years, neither the Company nor any of the Company Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under
Section 355 of the Code.

          (c) Neither the Company nor any of the Company Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the knowledge of the Company, the Company has disclosed to Parent all "reportable transactions" within the meaning of Treasury Regulation Section

1.6011-4(b) (or a similar provision of state law) to which it or any of the Company Subsidiaries has been a party.

          (d) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any person other than the Company or the Company Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (e) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (except consistent with its treatment of such items in Tax Returns for prior periods) as a result of any (i) change in method of accounting, (ii) agreement with a Tax authority relating to Taxes, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Effective Time, (iv) the completed contract method of accounting or other method of accounting applicable to long-term contracts (or any comparable provisions of state, local or foreign law), or (v) prepaid amount received prior to the Effective Time.

          (f) As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), and the term "Tax Return" means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).

     3.11 Employees. (a) As of the date of this Agreement, the Company Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by the Company or any Company Subsidiary (or required to be maintained or contributed to by the Company or any Company Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, the Company and the Company Subsidiaries or with respect to which the Company or the Company Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the "Company Benefit Plans").

          (b) The Company has heretofore made available to Parent true and complete copies of (i) each written Company Benefit Plan, (ii) the actuarial report for each Company Benefit Plan (if applicable) for each of the last three years, (iii) the most recent determination letter from the Internal Revenue Service ("IRS") (if applicable) for each Company Benefit Plan, (iv) the current summary plan description of each Company Benefit Plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (v) a copy of the description of each Company Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten Company Benefit Plan, and (vii) the annual report for each Company Benefit Plan (if applicable) for each of the last three years.

          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Company Benefit Plans has been operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no Company Benefit Plan that is an employee welfare benefit plan (including any plan described in Section 3(1) of ERISA) (a "Welfare Plan") provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (D) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any trade or business, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 414(b), 414(c) or 414(m) of the Code or Section 4001(b) of ERISA (a "Company ERISA Affiliate"), that has not been satisfied in full, and no condition exists that presents a material risk to the Company, the Company Subsidiaries or any Company ERISA Affiliate of incurring a liability thereunder, (vi) no Company Benefit Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) or a "multiple employer plan" (as described in Section 413(c) of the Code), (vii) none of the Company or the Company Subsidiaries or, to the knowledge of the Company, any other Person, including any fiduciary, has engaged in a transaction in connection with which the Company, the Company Subsidiaries or any Company Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the knowledge of the Company, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by the Company or the Company Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or former plan years have been paid in accordance with Section 412 of the Code or accrued in accordance with GAAP (as applicable) and (x) since December 31, 2004, no Company Benefit Plan has been amended or modified in any material respect or adopted or terminated.

          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in the Surviving Corporation or any of its Subsidiaries being liable for any payment or benefit (including non-deductible employee remuneration (described in Section 162(m) of the Code), severance, retention, stay-put, change of control, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), tax gross-up, forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of, or any consultant to, the Company or any of the Company Subsidiaries from the Company or any of the Company Subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any amounts or benefits otherwise payable or due to any such Person under any Company Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Company Stock Option or Company Stock-Based Award) or result in any breach of or default under any Company Benefit Plan.

          (e) (i) There are no controversies relating to or arising out of a collective bargaining relationship between the Company or any Company Subsidiary and any union pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) to the knowledge of the Company, as of the date hereof there are not any organizational campaigns, petitions or other activities or proceedings of any labor union to organize any such employees that would, individually or in the aggregate, have a Material Adverse Effect on the Company, (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary (including any obligation that the Company or any Company Subsidiary can, will or may have in connection with a sale, merger or any other like transaction) that would individually or in the aggregate, have a Material Adverse Effect on the Company, and there are no material grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract that would, individually or in the aggregate, have a Material Adverse Effect on the Company, (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Company Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on the Company, and (v) as of the date hereof, there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof by any union or significant group of union workers, by or with respect to any employees of the Company or any Company Subsidiary.

          (f) The Company and each Company Subsidiary is in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except for such failures that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each Company Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Company Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

     3.12 Internal Controls. The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company's auditors and the audit committee of the Company Board and Parent
(A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

     3.13 Compliance with Laws; Licenses. The businesses of each of the Company and the Company Subsidiaries have been conducted in compliance with all Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each Company Subsidiary is in possession of all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, "Licenses") necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any such License would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As of the date of this Agreement, no suspension or cancellation of any such License is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any such License would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, any such License, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     3.14 Certain Contracts. (a) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date of this Agreement that has not been made available to Parent prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by the Company or, upon consummation of the Merger, will materially restrict the ability of Parent following the Effective Time to engage in any line of business material to the Company or, to the knowledge of the Company, Parent, (iii) with or to a labor union or guild (including any collective bargaining agreement) except for the Agreement, effective as of May 16, 1998, between the International Brotherhood of Electrical Workers, AFL-CIO, Local 1269 and the Company, and the Agreement for Clerical, Production and Sales Employees, effective October 16, 2003, between the Communications Workers of America and Dex Media East, LLC, or (iv) a credit agreement or indenture to which the Company or any Company Subsidiary is a party, guarantor or by which any of them is bound and pursuant to which Indebtedness in excess of $5,000,000 of the Company and/or any Company Subsidiary is outstanding. Each contract, arrangement, commitment or understanding of the type described in clauses (i),
(ii), (iii) and (iv) of this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule or made available to Parent in the case of clause
(i), is referred to as a "Company Contract," and neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or the applicable Company Subsidiary, as applicable, and is in full force and effect,
(ii) the Company and each of the Company Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of the Company Subsidiaries under any such Company Contract.

          (c) None of the confidentiality agreements or standstill agreements the Company has entered into with a third party (or any agent thereof) that is in effect on the date hereof contains any exclusivity or standstill provisions that are or will be binding on the Company or any Company Subsidiary or, after the Effective Time, the Parent or any Parent Subsidiary.

     3.15 Agreements with Regulatory Agencies. Neither the Company nor any of the Company Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Regulatory Agency or other Governmental Entity (other than a taxing authority, which is covered by Section 3.10), other than those of general application that apply to similarly situated directory publication companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of the Company Subsidiaries been advised in writing since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

     3.16 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the Company's condensed consolidated balance sheet or disclosed in the notes to the Unaudited Company Financial Statements, in each case included in the Company 10-Q, and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005, since such date, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.17 Environmental Liability. There are no pending or, to the knowledge of the Company, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of the Company Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation, permit or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which liability or obligation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of the Company Subsidiaries is subject to any agreement, order, judgment, decree, directive or Lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.18 Real Property.

          (a) Neither the Company nor any Company Subsidiary owns any parcel of real property that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

          (b) Section 3.18(b) of the Company Disclosure Schedule lists by address each material parcel of real property leased or subleased by the Company or any Company Subsidiary that is currently used in and material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the "Company Leased Properties"), and any material guaranty given by the Company or any Company Subsidiary in connection therewith. The Company or one of its Subsidiaries has a valid leasehold interest in all of the Company Leased Properties, free and clear of all Liens, except (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or as have not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (collectively, "Permitted Liens"). Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of the Company Subsidiaries has the right to the use and occupancy of the Company Leased Properties, subject to the terms of the applicable leases and subleases relating thereto and Permitted Liens.

     3.19 State Takeover Laws; Company Rights Agreement. (a) The Company Board has approved this Agreement, the Company Sponsors Support Agreement and the transactions contemplated hereby and thereby as required to render inapplicable to such agreements and transactions the restrictions set forth in Section 203 of the DGCL, and, to the knowledge of the Company, there are no other similar "takeover" or "interested stockholder" law applicable to the transactions contemplated by this Agreement (any such laws, "Takeover Statutes").

          (b) The Company has taken all action, if any, necessary or appropriate so that (i) the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any Person to exercise any "Rights" under the Rights Agreement (the "Company Rights Agreement"), dated as of July 27, 2004, between the Company and Wachovia Bank, N.A., (ii) neither Parent nor any of its affiliates is or will become an "Acquiring Person" under the Company Rights Agreement, (iii) neither a "Distribution Date" or "Shares Acquisition Date" under the Company Rights Agreement will occur by reason of the approval, execution, delivery or announcement of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, and (iv) that the Company Rights Agreement will terminate upon consummation of the Merger.

     3.20 Intellectual Property.

          (a) Section 3.20(a) of the Company Disclosure Schedule lists all material (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are that are owned by the Company or any of the Company Subsidiaries and are material to the business of the Company and the Company Subsidiaries, taken as a whole. Except as disclosed in Section 3.20(a) of the Company Disclosure, with respect to each item that is required to be identified therein: (A) the Company or the applicable Company Subsidiary is the sole owner and possesses all material right, title and interest in and to the item in the listed country or jurisdiction, free and clear of any Liens, the absence of such interest which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect of the Company and (B) neither the Company nor any Company Subsidiary has received written notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that challenges the legality, validity, enforceability, registrations, use or ownership of the item in the listed country or jurisdiction that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any Company Subsidiary is infringing or misappropriating any material Intellectual Property rights of third parties in connection with the operation of the Business that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written charge, complaint, claim, demand or notice during the past two years (or earlier, if not resolved) alleging any such infringement or misappropriation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, during the past two years (or earlier, if not resolved) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any Company Subsidiary which interference, infringement, misappropriation or conflict would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Intellectual Property" means (i) all inventions, all patents and patent applications, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names and domain names and all registrations of and applications to register the foregoing, (iii) all copyrightable works, all copyrights and all registrations of and applications to register the foregoing, (iv) all trade secrets, know how and confidential business information, and (v) all other proprietary rights that are, in the case of clauses (i) through (v), material to the business of the Company and the Company Subsidiaries, taken as a whole.

          (c) The Company's and the Company Subsidiaries' use and dissemination of any data and information concerning users of their web sites is in compliance with all applicable privacy policies, terms of use, and Laws, the violation of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The transactions contemplated hereunder will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination or transfer of such data or information, except for such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.21 Reorganization. As of the date of this Agreement, the Company is not aware of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     3.22 Opinions. Prior to the execution of this Agreement, the Company has received opinions from Lehman Brothers Inc. and Merrill Lynch & Co., copies of which have been or will promptly be provided to Parent, to the effect that as of the date thereof and based upon and subject to the matters set forth therein the Merger Consideration to be received by holders of Company Common Stock is fair from a financial point of view to such holders. Such opinions have not been amended or rescinded as of the date of this Agreement.

     3.23 Company Information. The information relating to the Company and the Company Subsidiaries that is provided by the Company or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of the Parent Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.24 Affiliate Transactions. As of the date hereof, there are no transactions, contracts, arrangements, commitments or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any of the Company's affiliates (other than wholly owned Company Subsidiaries), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (the "Company S-K 404 Arrangements").

      ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in (x) a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2005 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "Parent SEC Reports") and prior to the Measurement Date, but excluding any risk factor disclosure contained in any such Parent SEC Report under the heading "Risk Factors" or "Forward-Looking Statements," or (y) the disclosure letter (the "Parent Disclosure Schedule") delivered by Parent to the Company prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates; provided, however, that any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on Parent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) True and complete copies of the Restated Certificate of Incorporation of Parent, as amended through, and as in effect as of, the date of this Agreement (including any certificates of designation thereto) (the "Parent Charter"), and the Amended and Restated By-Laws of Parent, as amended through, and as in effect as of, the date of this Agreement (the "Parent Bylaws"), have previously been made available to the Company.

          (c) Each Parent Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     4.2 Capitalization. (a) As of the date of this Agreement, the authorized Parent capital stock consists of (i) 400,000,000 shares of Parent common stock, of which, as of the Measurement Date, 31,856,812 shares were issued and outstanding (the "Parent Common Stock"), (ii) 10,000,000 shares of Parent Convertible Cumulative Preferred Stock, of which, as of the Measurement Date, 100,301 shares were issued and outstanding (the "Parent Convertible Preferred Stock"), and (iii) 400,000 shares of Series B Participating Cumulative Preferred Stock, of which, as of the Measurement Date, no shares were issued and outstanding (the "Series B Preferred Stock" and, together with the Parent Common Stock and the Parent Convertible Preferred Stock, the "Parent Capital Stock"). As of the Measurement Date, no more than 19,765,082 shares of Parent's capital stock were held in Parent's treasury. As of the Measurement Date, no shares of Parent Capital Stock were reserved for issuance except for (i) 5,249,895 shares of Parent Common Stock reserved for issuance upon the exercise of Parent Stock Options or for other awards based on Parent Common Stock (the "Parent Stock-Based Awards") issued or issuable pursuant to the Parent Stock Plans, (ii) 6,000,000 shares of Parent Common Stock reserved for issuance upon conversion of shares of Parent Convertible Preferred Stock, and (iii) 1,650,000 shares of Parent Common Stock reserved for issuance upon exercise of the Warrant Agreements, dated as of November 25, 2002 and January 3,

2003, among Parent and the GS Funds. All of the issued and outstanding shares of Parent Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in the last sentence of this Section 4.2(a), or pursuant to this Agreement, the Registration Rights Agreement, dated as of November 25, 2002, among Parent and the GS Funds, the Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, among Parent and the GS Funds, as amended, the Parent Stock Plans and the Parent Charter, there are no outstanding shares of capital stock, securities convertible into shares of Parent Common Stock or other voting securities of Parent, and Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, preemptive rights, redemption obligations or agreements of any character calling for the purchase, issuance or registration of any shares of Parent's capital stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent's capital stock. From and after the Measurement Date through the date hereof, Parent has not issued or awarded any Parent Capital Stock, Parent Stock Options or Parent Stock-Based Awards (other than upon the exercise or satisfaction of Parent Stock Options or Parent Stock-Based Awards or the conversion of convertible securities, in each case outstanding as of the Measurement Date).

          (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders may vote ("Parent Voting Debt") are issued or outstanding.

          (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each "significant subsidiary" (as such term is defined under Regulation S-X of the SEC) of Parent are owned by Parent, directly or indirectly, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of the Parent Subsidiaries, as of the date of this Agreement, Parent does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment.

     4.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent (the "Parent Board"). The Parent Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent and its stockholders, has resolved to recommend that holders of Parent Common Stock vote in favor of the approval of this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby and has directed that this Agreement and the Sponsor Stockholders Agreements be submitted to Parent's stockholders for approval at a duly held meeting of such stockholders (the "Parent Stockholders Meeting"), and, except for (i) the approval of this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby by the affirmative vote of stockholders of Parent having the majority of the voting power present in person or represented by proxy at the Parent Stockholders Meeting or any adjournment or postponement thereof (assuming that the total vote cast on the proposal represents a majority in interest of all outstanding shares of Parent Common Stock entitled to vote) (the "Parent Stockholder Approval"), and (ii) the adoption of this Agreement and the approval of the Merger by Parent as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or vote by the holders of any class or series of Parent Capital Stock are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

          (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement will (i) violate any provision of the Parent Charter or the Parent Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made,
(A) violate any Injunction or any Law applicable to Parent, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     4.4 Consents and Approvals. Except for (i) the filing with the SEC of the Joint Proxy Statement and the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4,
(ii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (iii) any notices or filings under the HSR Act, (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent capital stock pursuant to this Agreement, (v) the Parent Stockholder Approval and Company Stockholder Approval, and (vi) the consents or approvals listed in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any

Governmental Entity are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated by this Agreement.

     4.5 Reports. Parent and each of the Parent Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No Parent SEC Report, as of the date of such Parent Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder with respect thereto.

     4.6 Financial Statements. Parent has previously made available to the Company copies of (i) the consolidated balance sheet of Parent at December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and changes in stockholders' equity (deficit) for the three years ended December 31, 2004, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the "Parent 2004 10-K"), filed with the SEC under the Exchange Act, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to Parent (such balance sheets and statements, the "Audited Parent Financial Statements"), and (ii) the unaudited consolidated balance sheet of Parent at June 30, 2005 and the related consolidated statements of operations and comprehensive income (loss) and cash flows for the six-month ended June 30, 2005 and 2004, as reported in Parent's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the "Parent 10-Q") (such balance sheets and statements, the "Unaudited Parent Financial Statements" and, together with the Audited Parent Financial Statements, the "Parent Financial Statements"). The consolidated balance sheets of Parent (including the related notes, where applicable) included in the Parent Financial Statements fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof, and the other financial statements included in the Parent Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows (and in the case of the Audited Parent Financial Statements, changes in stockholders' equity) of Parent and the Parent Subsidiaries for the respective periods therein set forth, subject in the case of the Unaudited Parent Financial Statements to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Parent

Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the knowledge of Parent, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect on Parent.

     4.7 Advisors' Fees. None of Parent, any Parent Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than JP Morgan Securities Inc. and Bear, Stearns & Co. Inc.

     4.8 Absence of Certain Changes or Events. (a) Since June 30, 2005, no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (b) From June 30, 2005 through the date hereof, Parent and the Parent Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and have not taken any action or failed to take any action that would have resulted in a breach of Section 5.3 had such section been in effect since June 30, 2005.

     4.9 Legal Proceedings. (a) None of Parent or any of the Parent Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against Parent or any of the Parent Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) There is no Injunction, judgment, or regulatory restriction imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any of the Parent Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     4.10 Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:
(i) Parent and the Parent Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement taking into account any extension of time within which to file such Tax Returns (all such returns being accurate and complete in all material respects) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of Parent or the Parent Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Parent or any of the Parent Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) Parent and the Parent Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Parent nor any of the Parent

Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and the Parent Subsidiaries).

          (b) Within the past five years, neither Parent nor any of the Parent Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

          (c) Neither Parent nor any of the Parent Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the knowledge of Parent, Parent has disclosed to the Company all "reportable transactions" within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which it or any of the Parent Subsidiaries has been a party.

          (d) Neither Parent nor any of the Parent Subsidiaries has any liability for the Taxes of any person other than the Parent or the Parent Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (e) Neither Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (except consistent with its treatment of such items in Tax Returns for prior periods) as a result of any (i) change in method of accounting, (ii) agreement with a Tax authority relating to Taxes, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Effective Time, (iv) the completed contract method of accounting or other method of accounting applicable to long-term contracts (or any comparable provisions of state, local or foreign law), or (v) prepaid amount received prior to the Effective Time.

     4.11 Employees. (a) As of the date of this Agreement, the Parent Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by Parent or any Parent Subsidiary (or required to be maintained or contributed to by Parent or any Parent Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, Parent and the Parent Subsidiaries or with respect to which Parent or the Parent Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the "Parent Benefit Plans").

          (b) Parent has heretofore made available to the Company true and complete copies of (i) each written Parent Benefit Plan, (ii) the actuarial report for each Parent Benefit

Plan (if applicable) for each of the last three years, (iii) the most recent determination letter from the IRS (if applicable) for each Parent Benefit Plan,
(iv) the current summary plan description of each Parent Benefit Plan that is subject to ERISA, (v) a copy of the description of each Parent Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten Parent Benefit Plan, and (vii) the annual report for each Parent Benefit Plan (if applicable) for each of the last three years.

          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) each of the Parent Benefit Plans has been operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) each of the Parent Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Parent Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan's actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iv) no Parent Benefit Plan that is a Welfare Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Parent or the Parent Subsidiaries beyond their retirement or other termination of service, other than
(A) coverage mandated by applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (D) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by Parent, the Parent Subsidiaries or any trade or business, whether or not incorporated, all of which together with Parent would be deemed a "single employer" within the meaning of Section 414(b), 414(c) or 414(m) of the Code or
Section 4001(b) of ERISA (a "Parent ERISA Affiliate"), that has not been satisfied in full, and no condition exists that presents a material risk to Parent, the Parent Subsidiaries or any Parent ERISA Affiliate of incurring a liability thereunder, (vi) no Parent Benefit Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) or a "multiple employer plan" (as described in Section 413(c) of the Code), (vii) none of Parent or the Parent Subsidiaries or, to the knowledge of Parent, any other Person, including any fiduciary, has engaged in a transaction in connection with which Parent, the Parent Subsidiaries or any Parent Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the knowledge of Parent, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by Parent or the Parent Subsidiaries as of the Effective Time with respect to each Parent Benefit Plan in respect of current or former plan years have been paid in accordance with
Section 412 of the Code or accrued in accordance with GAAP (as applicable) and
(x) since December 31, 2004, no Parent Benefit Plan has been amended or modified in any material respect or adopted or terminated.

          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in the Surviving Corporation or any of its Subsidiaries being liable for any payment or benefit (including non-deductible employee remuneration (described in Section 162(m) of the Code), severance, retention, stay-put, change of control, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), tax gross-up, forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of, or any consultant to, Parent or any of the Parent Subsidiaries from Parent or any of the Parent Subsidiaries under any Parent Benefit Plan or otherwise, (ii) increase any amounts or benefits otherwise payable or due to any such Person under any Parent Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Parent Stock Option or Parent Stock-Based Award) or result in any breach of or default under any Parent Benefit Plan.

          (e) (i) There are no controversies relating to or arising out of a collective bargaining relationship between Parent or any Parent Subsidiary and any union pending or, to the knowledge of Parent, threatened between Parent or any Parent Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, have a Material Adverse Effect on Parent, (ii) to the knowledge of Parent, as of the date hereof there are not any organizational campaigns, petitions or other activities or proceedings of any labor union to organize any such employees that would, individually or in the aggregate, have a Material Adverse Effect on Parent, (iii) neither Parent nor any Parent Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary (including any obligation that Parent or any Parent subsidiary can, will or may have in connection with a sale, merger or any other like transaction) that would, individually or in the aggregate, have a Material Adverse Effect on the Company, and there are no material grievances outstanding against Parent or any Parent Subsidiary under any such agreement or contract that would, individually or in the aggregate, have a Material Adverse Effect on Parent, (iv) there are no unfair labor practice complaints pending against Parent or any Parent Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of Parent or any Parent Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on Parent, and (v) as of the date hereof, there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Parent, threat thereof by any union or significant group of union workers, by or with respect to any employees of Parent or any Parent Subsidiary.

          (f) Parent and each Parent Subsidiary is in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and have withheld and paid to the appropriate

Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Parent or any Parent Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except for such failures that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent and each Parent Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by Parent or any Parent Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Parent or any Parent Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which Parent or any Parent Subsidiary has employed or employ any person that would, individually or in the aggregate, have a Material Adverse Effect on Parent.

     4.12 Internal Controls. Parent and the Parent Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to Parent's auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

     4.13 Compliance with Laws; Licenses. The businesses of each of Parent and the Parent Subsidiaries have been conducted in compliance with all Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and each Parent Subsidiary is in possession of all Licenses necessary for each of Parent or the Parent Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any such License would not, individually or in the aggregate, have a Material Adverse Effect on Parent. As of the date of this Agreement, no suspension or cancellation of any such License is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any such License would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, any such License, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     4.14 Certain Contracts. (a) Neither Parent nor any of the Parent Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date of this Agreement that has not been made available to the Company prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by Parent or upon consummation of the Merger will materially restrict the ability of Parent following the Effective Time to engage in any line of business material to Parent or, to the knowledge of Parent, the Company, (iii) with or to a labor union or guild (including any collective bargaining agreement), or (iv) a credit agreement or indenture to which Parent or any Parent Subsidiary is a party, guarantor or by which any of them is bound and pursuant to which Indebtedness in excess of $5,000,000 of the Parent and/or any Parent Subsidiary is outstanding. Each contract, arrangement, commitment or understanding of the type described in clauses (i), (ii), (iii) and (iv) of this
Section 4.14(a), whether or not set forth in the Parent Disclosure Schedule or made available to the Company in the case of clause (i), is referred to as a "Parent Contract," and neither Parent nor any of the Parent Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent,
(i) each Parent Contract is valid and binding on Parent or the applicable Parent Subsidiary, as applicable, and is in full force and effect, (ii) Parent and each of the Parent Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of the Parent Subsidiaries under any such Parent Contract.

          (c) None of the confidentiality agreements or standstill agreements Parent has entered into with a third party (or any agent thereof) that is in effect on the date hereof contains any exclusivity or standstill provisions that are or will be binding on Parent or any Parent Subsidiary after the Effective Time.

     4.15 Agreements with Regulatory Agencies. Neither Parent nor any of the Parent Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Regulatory Agency or other Governmental Entity (other than a taxing authority, which is covered by Section 4.10), other than those of general application that apply to similarly situated directory publication companies or their

Subsidiaries (each item in this sentence, whether or not set forth in the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), nor has Parent or any of the Parent Subsidiaries been advised in writing since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

     4.16 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on Parent's consolidated balance sheet or disclosed in the notes to the Unaudited Parent Financial Statements, in each case included in the Parent 10-Q, and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005, since such date, neither Parent nor any of the Parent Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     4.17 Environmental Liability. There are no pending or, to the knowledge of Parent, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Parent or any of the Parent Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation, permit or ordinance including CERCLA, which liability or obligation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of the Parent Subsidiaries is subject to any agreement, order, judgment, decree, directive or Lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     4.18 Real Property.

          (a) Section 4.18(a) of the Parent Disclosure Schedule lists by address each parcel of real property owned by Parent or any Parent Subsidiary that is material to the business of Parent and the Parent Subsidiaries, taken as a whole (the "Parent Owned Property").

          (b) Section 4.18(b) of the Parent Disclosure Schedule lists by address each material parcel of real property leased or subleased by the Parent or any Parent Subsidiary that is currently used in and material to the conduct of the business of Parent and the Subsidiaries, taken as a whole (the "Parent Leased Properties" and, together with the Parent Leased Properties, the "Parent Properties"), and any material guaranty given by Parent or any Parent Subsidiary in connection therewith. Parent or one of the Parent Subsidiaries validly owns, or has a valid leasehold interest in, all of the Parent Properties, free and clear of all Liens, except (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of Parent or such Subsidiary consistent with past practice, and (iv) all Liens and other Permitted Liens. Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent or one of the Parent Subsidiaries has the right to the use and occupancy of the Parent Properties, subject to the terms of the applicable leases and subleases relating thereto and Permitted Liens.

     4.19 State Takeover Laws. (a) The Parent Board has approved this Agreement, the GS Support Agreement, the Company Sponsors Support Agreements, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby, as required to render inapplicable to such agreements and transactions the restrictions set forth in Section 203 of the DGCL (including any deemed agreement, arrangement or understanding for purposes of acquiring, holding, voting or disposing of Parent Shares between the Company Sponsors as a result of the execution, delivery or performance of this Agreement, the GS Support Agreement, the Company Sponsors Support Agreements, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby), and, to the knowledge of Parent, there are no other Takeover Statutes.

          (b) As of the date hereof, Parent shall have taken all action, if any, necessary or appropriate so that (i) the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any Person to exercise any "Rights" under the Rights Agreement (the "Parent Rights Agreement"), dated as of October 27, 1998, between Parent and First Chicago Trust Company, as amended from time to time, (ii) (A) neither the Company nor any of its affiliates is or will become an "Acquiring Person" under the Parent Rights Agreement and (B) neither a "Distribution Date" nor a "Stock Acquisition Date" under the Parent Rights Agreement will occur, in each case, by reason of the approval, execution, delivery or announcement of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, the Parent Rights Agreement shall have been amended to provide that so long as a Company Sponsor complies with the ownership limitations imposed on such Company Sponsor in such Company Sponsor's Stockholders Agreement, then such Company Sponsor shall not be deemed (including by participation in a "group" (as defined in Rule 13d-5 under the Exchange Act) with the other Company Sponsor) to be an "Acquiring Person" under the Parent Rights Agreement.

     4.20 Intellectual Property.

          (a) Section 4.20(a) of the Parent Disclosure Schedule lists all material (i) trademark and service mark registrations and applications for registration thereof, (ii) copyright registrations and applications for registration thereof, and (iii) internet domain name registrations, in each case that are that are owned by Parent or any of the Parent Subsidiaries and are material to the business of Parent and the Subsidiaries, taken as a whole. Except as disclosed in Section 4.20(a) of the Parent Disclosure Schedule, with respect to each item that is required to be identified in therein: (A) Parent or the applicable Parent Subsidiary is the sole owner and possesses all material right, title and interest in and to the item in the listed country or jurisdiction, free and clear of any Liens, the absence of such interest which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on

Parent; and (B) neither Parent nor any Parent Subsidiary has received written notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that challenges the legality, validity, enforceability, registrations, use or ownership of the item in the listed country or jurisdiction that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) Except as disclosed in Section 4.20(b) of the Parent Disclosure Schedule, to the knowledge of Parent, neither Parent nor any Parent Subsidiary is infringing or misappropriating any material Intellectual Property rights of third parties in connection with the operation of the Business that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed in Section 4.20(b) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has received any written charge, complaint, claim, demand or notice during the past two years (or earlier, if not resolved) alleging any such infringement or misappropriation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, except as disclosed in Section 4.20(b), during the past two years (or earlier, if not resolved) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Parent or any Parent Subsidiary which interference, infringement, misappropriation or conflict would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (c) Parent's and the Parent Subsidiaries' use and dissemination of any data and information concerning users of their web sites is in compliance with all applicable privacy policies, terms of use, and Laws, the violation of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The transactions contemplated hereunder will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination or transfer of such data or information, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     4.21 Reorganization. As of the date of this Agreement, Parent is not aware of any plan, agreement, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     4.22 Opinions. Prior to the execution of this Agreement, Parent has received opinions from JP Morgan Securities Inc. and/or Bear, Stearns & Co. Inc., copies of which have been or will promptly be provided to the Company, to the effect that as of the date thereof and based upon and subject to the matters set forth therein the Merger Consideration to be paid by Parent is fair to Parent from a financial point of view. Such opinions have not been amended or rescinded as of the date of this Agreement.

     4.23 Parent Information. The information relating to Parent and the Parent Subsidiaries that is provided by Parent or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The

Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of the Company Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.24 Affiliate Transactions. As of the date hereof, there are no transactions, contracts, arrangements, commitments or understandings between Parent or any of the Parent Subsidiaries, on the one hand, and any of Parent's affiliates (other than wholly owned Parent Subsidiaries), on the other hand, that would be required to be disclosed by Parent under Item 404 of Regulation S-K under the Securities Act (the "Parent S-K 404 Arrangements").

     4.25 Financing. Prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of executed commitment letters from certain lenders (the "Financing Commitments") committing such lenders to provide to Parent, the Company and their respective Subsidiaries, as applicable, debt financing necessary to consummate the Merger and the other transactions contemplated hereby and thereby, subject to the terms and conditions set forth therein. As of the date hereof, the Financing Commitments have not been withdrawn or terminated, and Parent has no reason to believe that the financing contemplated by the Financing Commitments will not be available. The financing contemplated by the Financing Commitments constitutes all of the financing required for the consummation of the transactions contemplated by this Agreement and the Financing Commitments and the payments of all fees and expenses incurred by Parent in connection therewith.

     4.26 Merger Sub. (a) True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company.

          (b) The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was recently formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.

          (c) Merger Sub has full corporate or other requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

              ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement and except as specifically set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable (in each case subject to Section 6.1(c)), each of the Company and Parent will, and will cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either the Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby.

     5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Company Disclosure Schedule and except as required by Law or as expressly contemplated or permitted by this Agreement, the Company will not, and will not permit any of the Company Subsidiaries to, without the prior written consent of Parent:

          (a) incur any indebtedness for borrowed money (other than indebtedness of the Company or any of the wholly owned Company Subsidiaries to the Company or any of the wholly owned Company Subsidiaries or between wholly owned Company Subsidiaries) in excess of $25 million in the aggregate, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b) adjust, split, combine or reclassify any of the Company's capital stock;

          (c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the wholly owned Company Subsidiaries to the Company or to any of its wholly owned Subsidiaries, (ii) regular quarterly dividends with respect to shares of Company Common Stock not to exceed $0.09 per share per quarter for the third and fourth quarters of the fiscal year ending on December 31, 2005 and any subsequent fiscal quarters of the fiscal year ending December 31, 2006 that are completed prior to the Effective Time, and (iii) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options, in each case, in accordance with past practice and the terms of the applicable award agreements);

          (d) grant any stock appreciation right, any Company Stock Options or any other right to acquire any shares of its capital stock or other Company Stock-Based Awards, other than as required by employment agreements with the Company as in effect on the date hereof;

          (e) issue any additional shares of capital stock, any Company Voting Debt or any securities convertible into or exchangeable for, or any warrants or options to acquire, any such shares or Company Voting Debt, except (i) pursuant to the exercise of Company Stock Options or the satisfaction of any Company Stock-Based Awards, in each case, outstanding and in accordance with the terms and conditions in effect as of the date of this Agreement or issued hereafter in compliance with this Agreement or (ii) for issuances by a wholly owned Company Subsidiary of capital stock to such Subsidiary's parent or another wholly owned Company Subsidiary;

          (f) notwithstanding any other provision hereof, increase, decrease, change or exchange any Company Common Stock for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization;

          (g) other than as required to comply with applicable Law (including
Section 409A of the Code) or a Company Benefit Plan as in effect on the date hereof or collective bargaining or similar labor union or other agreement the existence of which does not breach this Agreement, (i) other than in the ordinary course of business consistent with past practice, increase the wages, salaries, compensation, bonus, pension or other benefits or perquisites payable to any current or former director, officer or employee, (ii) grant or increase any severance, change of control, termination or similar compensation or benefits payable to any current or former director, officer or employee, (iii) except in the ordinary course of business and consistent with past practice, pay any bonus, (iv) adopt, enter into, terminate or amend in any material respect any Company Benefit Plan or any collective bargaining or similar labor union agreement, (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date hereof, enter into any Company S-K 404 Arrangement, other than in connection with the appointment or election of new directors or the hiring or promotion of new officers in the ordinary course of business, or (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan; provided, however, that in no event may any such acceleration of vesting, lapse of restrictions or funding be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement unless required to comply with applicable Law;

          (h) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to the Company and the Company Subsidiaries, taken as a whole, in any transaction or series of transactions, to any Person other than the Company or a Company Subsidiary, or cancel, release or assign to any such Person any indebtedness or any claims held by the Company or any Company Subsidiary, in each case that is material to the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice);

          (i) enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole;

          (j) make any material acquisition or investment either by purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in wholly owned Subsidiaries or (ii) acquisitions of assets used in the operations of the Company and its Subsidiaries in the ordinary course of business;

          (k) amend its Certificate of Incorporation or Bylaws or similar organizational documents, or amend, or redeem the rights issued under, the Company Rights Agreement, or otherwise take any action to exempt any Person (other than as required pursuant to Section 3.19(b) of this Agreement), or any action taken by any such Person, from the Company Rights Agreement or any Takeover Statute or similarly restrictive provisions of its organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

          (l) settle any material claim, action or proceeding, except (i) in the ordinary course of business or (ii) settlements to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of June 30, 2005 in accordance with GAAP;

          (m) take any action that is intended or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law;

          (n) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

          (o) amend in any material respect, waive any of its material rights under, or enter into any contract or binding agreement that would be a Company Contract;

          (p) take, or agree to take, any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (q) except in the ordinary course of business, sell, assign, abandon, license, or otherwise dispose of any Intellectual Property that is used in the conduct of, or is otherwise material to, the business of Company and the Company Subsidiaries;

          (r) pay or agree to pay to the Company's Advisors any investment banking or fairness opinion fees in connection with the Merger or related transactions contemplated by this Agreement in excess of the amount set forth on
Section 5.2(r) to the Company Disclosure Schedule; or

          (s) agree or commit to take any of the actions prohibited by this
Section 5.2.

     5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Parent Disclosure Schedule (subject to Section 6.1(c)) and except as required by Law or as expressly contemplated or permitted by this Agreement, Parent will not, and will not permit any of the Parent Subsidiaries to, without the prior written consent of the Company:

          (a) incur any indebtedness for borrowed money (except for indebtedness contemplated by the Financing Commitments and other than indebtedness of Parent or any of the wholly owned Parent Subsidiaries to Parent or any of the wholly owned Parent Subsidiaries or between wholly owned Parent Subsidiaries) in excess of $25 million in the aggregate, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b) adjust, split, combine or reclassify any of Parent's capital stock;

          (c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the wholly owned Parent Subsidiaries to Parent or to any of its wholly owned Subsidiaries, (ii) dividends paid on, or conversion of, Parent Preferred Stock outstanding on the date hereof in accordance with the certificate of designation for such Parent Preferred Stock, and (iii) the acceptance of shares of Parent Common Stock as payment for the exercise price of Parent Stock Options or for withholding taxes incurred in connection with the exercise of Parent Stock Options, in each case, in accordance with past practice and in accordance with applicable Law and the terms of the applicable award agreements);

          (d) issue any additional shares of capital stock, any Parent Voting Debt or any securities convertible into or exchangeable for, or any warrants or options to acquire, any such shares or Parent Voting Debt, except (i) pursuant to the exercise of Parent Stock Options or the satisfaction of any Parent Stock-Based Awards, in each case, outstanding and in accordance with the terms and conditions in effect as of the date of this Agreement or issued thereafter in compliance with this Agreement, (ii) upon the conversion of convertible securities outstanding as of the date of this Agreement, or (iii) for issuances by a wholly owned Parent Subsidiary of capital stock to such Subsidiary's parent or another wholly owned Parent Subsidiary;

          (e) notwithstanding any other provision hereof, increase, decrease, change or exchange any Parent Preferred Stock for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, in each case other than as required by the terms thereof as in effect on the date of this Agreement;

          (f) other than as required to comply with applicable Law (including
Section 409A of the Code) or a Parent Benefit Plan as in effect on the date hereof or collective bargaining or similar labor union or other agreement the existence of which does not breach this Agreement, (i) other than in the ordinary course of business consistent with past practice, increase the wages, salaries, compensation, bonus, pension or other benefits or perquisites payable to any current or former director, officer or employee, (ii) grant or increase any severance, change of control, termination or similar compensation or benefits payable to any current or former director, officer or employee, (iii) except in the ordinary course of business and consistent with past practice pay any bonus, (iv) adopt, enter into, terminate or amend in any material respect any Parent Benefit Plan or any collective bargaining or similar labor union agreement, (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date hereof, enter into any Parent S-K 404 Arrangement, other than in connection with the appointment or election of new directors or the hiring or promotion of new officers in the ordinary course of business, or (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Parent Benefit Plan; provided, however, that in no event may any such acceleration of vesting, lapse of restrictions or funding be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement unless required to comply with applicable Law;

          (g) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Parent and the Parent Subsidiaries, taken as a whole, in any transaction or series of transactions, to any Person other than Parent or a Parent Subsidiary or cancel, release or assign to any such Person any indebtedness or any claims held by Parent or any Parent Subsidiary, in each case that is material to Parent and the Parent Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice);

          (h) enter into any new line of business that is material to Parent and the Parent Subsidiaries, taken as a whole;

          (i) make any material acquisition or investment either by purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in wholly owned Subsidiaries or (ii) acquisitions of assets used in the operations of Parent and its Subsidiaries in the ordinary course of business;

          (j) amend its Certificate of Incorporation or Bylaws or similar organizational documents, or amend, or redeem the rights issued under, the Parent Rights Agreement, or otherwise take any action to exempt any Person (other than as required pursuant to Section 4.19(b) of this Agreement), or any action taken by any Person, from the Parent Rights Agreement or from any Takeover Statute or similarly restrictive provisions of its organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

          (k) settle any material claim, action or proceeding, except (i) in the ordinary course of business or (ii) settlements to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of June 30, 2005 in accordance with GAAP;

          (l) take any action that is intended or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law; or

          (m) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

          (n) take, or agree to take, any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (o) except in the ordinary course of business, sell, assign, abandon, license, or otherwise dispose of any Intellectual Property that is used in the conduct of, or is otherwise material to, the business of Parent and the Parent Subsidiaries; or

          (p) agree or commit to take any of the actions prohibited by this
Section 5.3.

     5.4 Control of Other Party's Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                        ARTICLE VI. ADDITIONAL AGREEMENTS

     6.1 Regulatory and Tax Matters. (a) Parent and the Company will promptly prepare and file with the SEC the Joint Proxy Statement and Form S-4 in which the Joint Proxy Statement will be included as a prospectus and any amendments or supplements thereto. Each of Parent and the Company will use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent will thereafter mail or deliver the Joint Proxy Statement to its respective stockholders. Each party will also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and each party will furnish all information concerning such party and the holders of its capital stock as may be reasonably requested in connection with any such action. The parties will promptly provide copies to and consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Joint Proxy Statement and promptly advise the other party of any oral comments received from the SEC.

          (b) Without limiting Section 6.4, the parties will cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable Law relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. The parties will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

          (c) The parties will cooperate with each other and use their respective reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code (the "Intended Tax Treatment"), including (A) not taking any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (B) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment (x) that it determines in good faith materially adversely affects the value of the transactions contemplated hereby to such party or its stockholders or (y) after the date of the Company Stockholders Meeting or the Parent Stockholders Meeting, as applicable, which under applicable Law expressly requires the further approval of its stockholders), and
(C) using their respective reasonable best efforts to obtain the opinions referred to in Sections 7.2(c) and 7.3(c). Parent, Merger Sub and the Company shall each deliver to counsel to Parent and counsel to the Company, for the purpose of their rendering the opinions referred to in Sections 7.2(c) and 7.3(c), representations reasonably requested by such counsel at such time or times as may be reasonably requested by such counsel, including at the effective date of the Form S-4 and at the Effective Time. For tax purposes, each of the Company, Parent and Merger Sub will report the Merger in a manner consistent with Section 1.7.

          (d) Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (e) Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Merger and the other transactions contemplated by this Agreement.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable Law relating to the exchange of information, each of the Company and Parent will, and will cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each party will, and will cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state laws applicable to such party (other than reports or documents that such party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the other may reasonably request, including information (financial or otherwise) regarding the Company and the Company Subsidiaries as may be necessary or appropriate to complete the financings contemplated by the Financing Commitments. Notwithstanding the foregoing, neither the

Company nor Parent nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business. The parties will use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or the offering memoranda or other materials pursuant to which the debt financing contemplated by the Financing Commitments (the "Debt Financing") is offered to potential purchasers or lenders (the "Debt Offer Documents"), the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company, in the case of the Proxy Statement, or the extent required to the potential purchasers or lenders of the Debt Financing, such amendment or supplement, in each case as promptly as practicable. The information provided and to be provided by Parent, Merger Sub and the Company, respectively, for use in the Proxy Statement or any amendment or supplement thereto and the Debt Offer Documents or any amendment or supplement thereto, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, and in the case of the Debt Offer Documents or any amendments or supplements thereto, at the time the Debt Offer Documents are first made available to potential purchasers or lenders of the Debt Financing and at the time of the consummation of the Debt Financing, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company will, and will cause the Company Subsidiaries to, cooperate in good faith with Parent's efforts to plan for the post-Closing integration of its business with the business of the Company and the Company Subsidiaries.

          (b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Non Disclosure Agreement, dated June 13, 2005, between the Company and Parent, as amended from time to time (the "Confidentiality Agreement").

          (c) No investigation by either of the parties or their respective representatives will affect the representations and warranties of the other set forth in this Agreement.

     6.3 Stockholder Approvals. (a) Each of Parent and the Company will duly call, convene and hold a meeting of its stockholders to be held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Parent Stockholder Approval and the Company Stockholder Approval, and each will use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Subject to
Section 6.10, the Board of Directors of each of Parent and the Company will use its reasonable best efforts to obtain from its respective stockholders the Parent Stockholder Approval and the Company Stockholder Approval. Without limiting the generality of the foregoing but subject to Sections 8.1(j) and 8.1(k), respectively, Parent's and the Company's obligations pursuant to this
Section 6.3(a) will not be affected by the commencement, public proposal, public disclosure or communication to such party or its respective representatives of any Acquisition Proposal.

          (b) Except as permitted by Section 6.10(g), the Parent Board will recommend to the Parent stockholders the approval of this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby and will include such recommendation in the Joint Proxy Statement.

          (c) Except as permitted by Section 6.10(g), the Company Board will recommend to the Company stockholders the adoption of this Agreement and the approval of the Merger and will include such recommendation in the Joint Proxy Statement.

          (d) Nothing set forth in this Section 6.3 shall limit the ability of Parent or the Company to enter into an agreement in connection with a Superior Proposal, so long as it first terminates this Agreement in accordance with
Section 8.1(j) or 8.1(k), as the case may be.

     6.4 Legal Conditions to Merger. (a) Each of Parent and the Company will, and will cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof and
(ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the financing contemplated by the Financing Commitments and the other transactions contemplated by this Agreement, including all steps necessary to promptly identify any impediments to complying with all legal requirements or to obtaining such consents, authorizations, orders, approvals, or exemptions. Parent and Company will cooperate with one another and with Governmental Entities to resolve or settle any issues as early as possible and with a view to the Termination Date. Nothing in this Agreement will require, or be deemed to require, the parties to this Agreement to agree to take any of the following actions in order to obtain the consent, authorization, order, approval or exemption of any Governmental Entity in order to satisfy the condition set forth in Section 7.1(c) where such actions would have a Material Adverse Effect on the party taking the action or would result in a breach the obligations of Parent or any Parent Subsidiary under the agreements listed in Section 6.4(a) of the Parent Disclosure Schedule or of the Company or any Company Subsidiary under the agreements listed in Section 6.4(b) of the Company Disclosure Schedule: (i) sell, hold separate or otherwise dispose of assets of such party or its Subsidiaries or conduct its business in a specified manner; (ii) agree to sell, hold separate or otherwise dispose of assets of such party or its Subsidiaries or conduct its business in a specified manner; or (iii) permit assets of such party or its Subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner. This Section 6.4 does not require either the Parent or the Company to enter into any agreement with a third party to undertake any obligations or make any divestitures, unless such agreement is conditioned on the consummation of the transactions contemplated by this Agreement.

          (b) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.1 or 6.4(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law or legal obligation or requirement, or if any statute, rule, regulation or Injunction is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or materially delay the consummation of the Merger or the other transactions contemplated hereby, each of the Company and Parent will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment, Injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation or Injunction repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4(b) will limit either the Company's or Parent's right to terminate this Agreement pursuant to Article VIII so long as such party has up to the date of termination complied with its obligations under this Section 6.4.

          (c) Each party hereto and its Board of Directors will, if any Takeover Statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute on this Agreement, the Merger and the other transactions contemplated hereby.

          (d) Immediately following the execution of this Agreement, Parent will adopt this Agreement as the sole stockholder of Merger Sub.

     6.5 Affiliates. The Company will use its reasonable best efforts to cause each director, executive officer and other Person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the Company Stockholders Meeting, a written agreement, in the form of Exhibit E.

     6.6 Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     6.7 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent will indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the "Company Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Company Indemnified Party), judgments, fines and, subject to approval by Parent, amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation to


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
which such Company Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of the Company or any of the Company Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time.

          (b) Parent will cause to be maintained in effect for a period of six years from the Effective Time the directors' and officers' liability insurance policy maintained at the Effective Time by the Company (the "Company D&O Policy") (provided, that Parent may substitute therefor policies of at least the same coverage and amounts and may cause coverage to be extended under the Company D&O Policy by obtaining a six-year "tail" policy, in each case containing terms and conditions that are not less advantageous than the Company D&O Policy) with respect to claims arising from facts, events, acts or omissions occurring prior to the Effective Time; provided, however, that in no event will Parent be required to expend in the aggregate in excess of 300% of the annual aggregate premiums currently paid by the Company for such insurance (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause to be maintained the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

          (c) The provisions of this Section 6.7 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party and his or her heirs and representatives.

          (d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent, as the case may be, will assume the obligations set forth in this Section 6.7.

     6.8 Advice of Changes. Each of Parent and the Company will promptly advise the other of any change or event (i) having or reasonably expected to result in a Material Adverse Effect on Parent or a Material Adverse Effect on the Company, as the case may be, or (ii) that it believes results or would be reasonably expected to result in a failure of any condition set forth in Sections 7.2(a),
(b) and (c) and 7.3(a), (b) and (c); provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, however, that a failure to comply with this Section 6.8 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

     6.9 Exemption from Liability Under Section 16(b). Parent and the Company agree that, in order to most effectively compensate and retain Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Insiders be relieved of the risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable

Law in connection with the conversion of shares of Company Common Stock, Company Stock Options and Company Stock-Based Awards into shares of Parent Common Stock and Company Rollover Options and other awards denominated in shares of Parent Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.9. Following the delivery to Parent of the Section 16 Information in a timely fashion, the Parent Board, or a committee of "Non-Employee Directors" thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Insiders of Parent Common Stock in exchange for or satisfaction of shares of Company Common Stock or Company Stock-Based Awards, and of Company Rollover Options upon conversion of Company Stock Options, in each case, pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" will mean information accurate in all material respects regarding Insiders, the number of shares of Company Common Stock held by each such Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of Company Stock Options and Company Stock-Based Awards held by each such Insider and expected to be converted into Company Rollover Options and exchanged for Parent Common Stock or awards denominated therein in connection with the Merger; provided, however, that the requirement for a description of any Company Stock Options and Company Stock-Based Awards will be deemed to be satisfied if copies of all Company Stock Plans and other Company Benefit Plans, and forms of agreements evidencing grants thereunder, under which such Company Stock Options and Company Stock-Based Awards, respectively, have been granted to Insiders, have been made available to Parent. "Insiders" will mean those officers and directors of the Company who are or are expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     6.10 No Solicitation. (a) Parent will not, and will cause the Parent Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of Parent or any Parent Subsidiaries not to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving Parent or any of the Parent Subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined in paragraph (c) below) (any of the foregoing inquiries or proposals being referred to herein as a "Parent Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.

          (b) The Company will not, and will cause the Company Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of the Company or any Company Subsidiaries not to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving the Company or any of the Company Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as a "Company Acquisition Proposal" and, with a Parent Acquisition Proposal, an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.

          (c) As used in this Agreement, "Alternative Transaction" means, with respect to the Company or Parent, as the case may be (for this purpose, the "Target Party"), any of (i) a transaction pursuant to which any third Person (or group of Persons) other than the other party to this Agreement (the "Non-Target Party") or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Target Party or of the outstanding voting power of the Target Party, whether from the Target Party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Target Party (other than the Merger) or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than the Non-Target Party or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Target Party or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any third Person (or group of Persons) other than the Non-Target Party or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Target Party and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Target Party) of the Target Party or any of its Subsidiaries representing more than 20% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction.

          (d) The Target Party will notify the Non-Target Party promptly (but in no event later than 48 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to the Target Party or any of its Subsidiaries or for access to the properties, books or records of the Target Party or any of its Subsidiaries by any Person that informs the Board of Directors of the Target Party (the "Target Board") or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to the Non-Target Party will be made orally and in writing and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the properties, books or records of the Target Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Target Party will (i) keep the Non-Target Party informed, on a current basis (but in no event later than 48 hours) of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request and (ii) provide to the Non-Target Party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Target Party from any third party in connection with any Acquisition Proposal or sent or provided by the Target Party to any third party in connection with any Acquisition Proposal.


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
          (e) Notwithstanding anything to the contrary in this Section 6.10, at any time prior to obtaining the Parent Stockholder Approval or the Company Stockholder Approval, as applicable, the Target Party may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, a Person who has made an unsolicited bona fide written proposal or offer regarding an Acquisition Proposal which did not result from a breach of Section 6.10(a) or 6.10(b), as applicable, if the Target Board has (i) determined in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal and, taking into account any revisions to the terms of the Merger or this Agreement proposed by the Non-Target Party after being notified pursuant to Section 6.10(g), that doing so is necessary for the Target Board to comply with its fiduciary duties to the Target Party's stockholders under applicable law, (ii) provided prior or contemporaneous notice to the Non-Target Party of its intent to furnish information to or enter into discussions with such Person, (iii) obtained from such Person an executed confidentiality agreement containing terms with respect to confidentiality that are determined by the Target Party to be substantially similar to and not less favorable to the Target Party in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Target Party from satisfying its obligations under this Agreement), and (iv) the Target Party complies with all of its obligations under Sections 6.10(a) or 6.10(b), as applicable, and Sections 6.3, 6.10(d) and 6.10(g). The Target Party will provide the Non-Target Party with all information regarding the Target Party with which the Non-Target Party has not previously been provided that is provided to any Person making any such Acquisition Proposal.

          (f) As used in this Agreement, "Superior Proposal" means a bona fide written proposal or offer made by a third Person (or group of Persons) to consummate any of the following transactions: (i) a merger, share exchange, consolidation, business combination or other similar transaction involving the Target Party pursuant to which the stockholders of the Target Party immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock of, and less than 50% of the outstanding voting power of, the Target Party or the parent entity resulting from any such transaction immediately upon consummation thereof, (ii) the acquisition by any third Person or group of Persons (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Target Party), directly or indirectly, of ownership of more than 50% of the outstanding shares of common stock of, and more than 50% of the outstanding voting power of, the Target Party, or (iii) the acquisition by any third Person (or group of Persons) of more than 50% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case that the Target Board determines in good faith (after consultation with its outside legal counsel and its financial advisor or advisors) to be more favorable from a financial point of view to the Target Party stockholders than the Merger, taking into account all relevant factors as well as any revisions to the terms of the Merger or this Agreement proposed by the Non-Target Party after being notified pursuant to Section 6.10(g).

          (g) Except as permitted by this Section 6.10(g), neither the Target Board nor any committee thereof will (A) withdraw, modify or qualify in a manner adverse to the Non-Target Party the recommendation by the Target Board, or any such committee, of this Agreement


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
and the Merger (in the case of the Company) or this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby (in the case of Parent), (B) recommend the approval or adoption of any Acquisition Proposal or fail to recommend against any Acquisition Proposal, or (C) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 6.10(g) being referred to herein as an "Adverse Recommendation Change") or approve, adopt or recommend, or cause or permit the Target Party to enter into, any letter of intent, agreement or obligation with respect to, any Alternative Transaction (other than a confidentiality agreement as referred to in Section 6.10(e)). Notwithstanding anything to the contrary in this Section 6.10, if, at any time prior to obtaining the Parent Stockholder Approval or the Company Stockholder Approval, as applicable, (i) the Target Board, in the exercise of its fiduciary duties, determines in good faith, after consultation with outside legal counsel and financial advisor or advisors, that to do otherwise would be inconsistent with its fiduciary duties under applicable Law, (ii) before taking any such action, the Target Party promptly gives the Non-Target Party written notice advising the Non-Target Party of the decision of the Target Board to take such action, including the reasons therefor and, in the event that such decision relates to an Acquisition Proposal, such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the Person making such Acquisition Proposal (and the Target Party will also promptly give the Non-Target Party such a notice with respect to any subsequent change in such proposal) as required by Section 6.10(d) and the Target Party has given the Non-Target Party at least three business days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and has negotiated in good faith with the Non-Target Party with respect to such proposed revisions or other proposal, if any, (iii) if such Adverse Recommendation Change relates to an Acquisition Proposal received by the Target Party or made directly to the Target Party's stockholders, such Acquisition Proposal constitutes a Superior Proposal, and (iv) the Target Party has complied with its obligations set forth in this Section 6.10, then the Target Board may make an Adverse Recommendation Change; provided, that if the Target Party makes an Adverse Recommendation Change, then, notwithstanding such Adverse Recommendation Change, the Target Company will nevertheless submit this Agreement and the Merger (in the case of the Company) or this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby (in the case of Parent) to its stockholders for the purpose of obtaining the Company Stockholder Approval or Parent Stockholder Approval, as applicable, and nothing contained herein will be deemed to relieve the Target Party of such obligation, unless this Agreement is terminated in accordance with its terms (including termination in connection with a Superior Proposal in accordance with Section 8.1(j) or 8.1(k), as the case may be) prior to the Company Stockholder Meeting or Parent Stockholder Meeting, as applicable.

          (h) Nothing contained in this Section 6.10 will prohibit the Target Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any such disclosure that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Target Board reaffirms its recommendation of this Agreement and the Merger (in the case of the Company) or this Agreement and the Merger, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby (in the case of Parent), as applicable. Notwithstanding any other provision hereof, no disclosure that the Parent Board or the Company Board may determine (after consultation with counsel) that it or Parent or the


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
Company, as applicable, is required to make under applicable Law will constitute a violation of this Agreement.

          (i) Each of Parent and the Company and their respective Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party) conducted heretofore with respect to any Alternative Transaction, and will use reasonable best efforts to cause all Persons, other than the other party hereto, who have been furnished confidential information regarding such party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Each of Parent and the Company will, as soon as practicable after the date hereof, take all steps necessary to terminate any approval that may have been heretofore given under any provisions of any standstill or similar agreements authorizing any Person to make an Acquisition Proposal.

          (j) It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries, at the direction or with the consent of such party or any of its Subsidiaries, will be deemed to be a breach of this
Section 6.10 by such party.

     6.11 FIRPTA. The Company shall furnish to Parent an affidavit dated as of the Closing Date, stating, under penalty of perjury, that the Company is not and has not been a US real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

     6.12 Financing Commitments. (a) Parent will promptly notify the Company of
(i) the expiration, termination, modification or amendment for any reason of the Financing Commitments and (ii) any proposal by any of the institutions party to a Financing Commitments to withdraw, terminate or make a material change in the amount or terms of such Financing Commitments that could reasonably be expected to adversely affect the ability of Parent to consummate the financing contemplated by such Financing Commitments in accordance with its terms. In addition, upon the Company's reasonable request, Parent will advise and update the Company, in a level of detail reasonably satisfactory to the Company, with respect to the status, proposed closing date, and material terms of the Financing Commitments. Parent will not consent to any amendment, modification or early termination of any Financing Commitments that could reasonably be expected to materially delay or adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement.

          (b) Parent will, and will cause its Subsidiaries to, use reasonable best efforts to (i) maintain the effectiveness of the Financing Commitments in accordance with their terms, (ii) enter into definitive documentation with respect to the Financing Commitments on the terms contained in the Financing Commitments, (iii) satisfy all funding conditions to the Financing Commitments set forth in the definitive documentation with respect to the financing contemplated by the Financing Commitments, (iv) consummate the financing contemplated by the Financing Commitments (including by Parent's extension of the Financing Commitments on substantially equivalent or better terms or, if the Financing Commitments expire, obtaining alternative financing in an aggregate principal amount equal to the amounts set forth in, and on terms substantially equivalent to or better than the terms of, the Financing Commitments if, in each case, the Company has consented to such extension or replacement) prior to the expiration of the Financing Commitments if the other conditions to Parent's obligations to close set forth in Sections 7.1 and 7.2 have been satisfied or waived, and (v) perform its obligations under the Financing Commitments.

          (c) The Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use commercially reasonable efforts to cause the respective officers, employees, representatives and advisers of the Company and the Company Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with the financings contemplated by the Financing Commitments (the "Debt Financing") and shall (i) cause appropriate officers and employees to be available on a customary basis (A) to meet with prospective lenders in presentations, meetings, road shows, due diligence sessions and sessions with ratings agencies, (B) to assist with the preparation of prospectuses, offering memoranda, private placement memoranda and other disclosure documents in connection therewith and the Debt Financing, including assistance with the preparation of projections to be used in connection therewith, as applicable, and (C) to execute and deliver any pledge and security documents, other definitive financing documents and other certificates or documents as may be required pursuant to the Financing Commitments, (ii) take all necessary corporate action to consummate the Debt Financing immediately prior to the Closing and (iii) use commercially reasonable efforts to cause its independent accountants to provide assistance to Parent, including providing consent, on a customary basis, to Parent to use their audit reports relating to the Company and the Company Subsidiaries and, at the cost of Parent, to provide any necessary customary "comfort letters."

     6.13 Parent Board. Parent shall take all steps necessary or desirable to cause the satisfaction of the condition set forth in Section 7.3(e).

     6.14 Employee Matters. (a) As of the Effective Time, Parent shall assume all of the employment agreements, as amended, set forth in Section 6.14(a) of the Company Disclosure Schedule, and Parent shall perform all obligations thereunder.

          (b) As of the Effective Time, Parent shall grant options to purchase an aggregate of 800,000 shares of Parent Common Stock to individuals employed by the Company immediately prior to the Effective Time. The individuals to whom such options are granted and the number of shares subject to such options shall be determined by the Parent taking into consideration the recommendation of the Company's Chief Executive Officer (or his delegate). All other terms of such options shall be substantially identical to the "Founders' Grant" options granted by Parent to its employees in connection with transactions contemplated by this Agreement.

          (c) If the Company and Parent determine in good faith that any payment (whether in cash or property or the vesting of property) that may be made to any Company employee who is a "disqualified individual" (within the meaning of Section 280G(c) of the Code) in connection with the Merger is reasonably likely to constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), then the Company will use its reasonable best efforts to take such actions as it (in consultation with Parent, if Parent so requests) determines are necessary or appropriate to eliminate or mitigate the effect of such excess parachute payment on the disqualified individual and the Company, including accelerating severance pay, bonus awards and options and other equity awards, encouraging employees to exercise options, and exercising and/or recommending that the Company Board or any committee thereof so exercise, any available discretion in respect of options and other equity awards; provided, however, that no such action may impair the rights of any disqualified individual without such disqualified individual's prior written consent.

     6.15 GS Funds Redemption. At or prior to the Effective Time, Parent will consummate the purchase of all of the Parent Convertible Preferred Stock owned by the GS Funds in accordance with the terms and subject to the conditions of the Stock Purchase and Support Agreement, dated as of October 3, 2005, by and among Parent, R.H. Donnelley Inc. and the Stockholders of Parent listed on Schedule A attached thereto, as it may be amended from time to time (the "Redemption Agreement"). Notwithstanding anything to the contrary in this Agreement or the Redemption Agreement, no consent of the Company will be required for the consummation of such purchase or the performance of Parent's obligations under the Redemption Agreement. The prior written consent of the Company will be required for any material amendment to the Redemption Agreement.

                        ARTICLE VII. CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approvals. The approval of the holders of capital stock of Parent and the Company required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained.

          (b) Listing. The shares of Parent Common Stock to be issued to holders of Company Common Stock shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) HSR Approval. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

     7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:


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
          (a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 3.2(a), 3.8(a) and (c) and 3.19) of the Company set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Material Adverse Effect on the Company, (ii) the representations and warranties of the Company set forth in Sections 3.8(a) and (c) and 3.19 shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effects.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

          (c) Parent Tax Opinion. Parent shall have received an opinion of Jones Day in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a "reorganization" under Section 368(a) of the Code, and (ii) each of the Company, Parent and Merger Sub will be a "party to the reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such advisor shall be entitled to rely upon representations of officers of the Company, Parent and Merger Sub described in
Section 6.1(c). The condition set forth in this Section 7.2(c) shall not be waivable after receipt of the Parent Stockholder Approval unless further Parent Stockholder Approval is obtained with appropriate disclosure.

          (d) Dissenters. The number of shares of the Company Common Stock as to which holders thereof have exercised appraisal rights under Section 262 of the DGCL shall not exceed 5% of the issued and outstanding Company Common Stock immediately prior to the Effective Time.

     7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 4.2(a), 4.8(a) and 4.19) of Parent set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as


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
if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Material Adverse Effect on Parent, (ii) the representations and warranties of Parent set forth in Sections 4.8(a) and 4.19 shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the representations and warranties of Parent set forth in Section 4.2(a) shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effects.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

          (c) Company Tax Opinion. The Company shall have received an opinion of Latham & Watkins LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a "reorganization" under Section 368(a) of the Code, and (ii) that each of the Company, Parent and Merger Sub will be a "party to the reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such advisor shall be entitled to rely upon customary representations of officers of the Company, Parent and Merger Sub described in Section 6.1(c). The condition set forth in this Section 7.3(c) shall not be waivable after receipt of the Company Stockholder Approval unless further Company Stockholder Approval is obtained with appropriate disclosure.

          (d) Parent Board. The Parent Board composition contemplated by Section
1.10 shall have been implemented effective as of the Effective Date.

                     ARTICLE VIII. TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the Company, by action taken or authorized by the Board of Directors of the terminating party or parties:

          (a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines;

          (b) by either the Parent Board or the Company Board if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this


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Agreement, except that no party may terminate this Agreement pursuant to this
Section 8.1(b) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

          (c) by either the Parent Board or the Company Board if the Parent Stockholder Approval shall not have been obtained at a Parent Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

          (d) by either the Parent Board or the Company Board if the Company Stockholder Approval shall not have been obtained at a Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

          (e) by either the Parent Board or the Company Board if the Merger shall not have been consummated on or before June 30, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation hereunder in any material respect has been the primary cause of or primarily resulted in the failure of the Closing to occur on or before June 30, 2006;

          (f) by the Parent Board if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or
(b) and which is not cured within 45 days following written notice to the Company or by its nature or timing cannot be cured within such time period;

          (g) by the Company Board if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or (b) and which is not cured within 45 days following written notice to Parent or by its nature or timing cannot be cured within such time period;

          (h) by the Parent Board in the event of an Adverse Recommendation Change by the Company Board related to an Acquisition Proposal with respect to the Company;

          (i) by the Company Board in the event of an Adverse Recommendation Change by the Parent Board related to an Acquisition Proposal with respect to Parent;

          (j) by Parent, if prior to the Parent Stockholder Approval, Parent receives a Superior Proposal and the Parent Board determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the Superior Proposal; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(j) unless (i) Parent has complied with its obligations under Section 6.10 and (ii) three (3) business days have elapsed following delivery to the Company of a written notice of such determination by the Parent Board and during such three (3) business day period the Company has not made a binding proposal to revise the terms of the Merger or this Agreement (or made another binding offer) that the Parent Board has determined in its good faith judgment to result in the Merger (or such other proposal or offer)


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
being at least as favorable to Parent's stockholders as the Superior Proposal; provided, further, that Parent fulfills its obligations pursuant to Section 9.3.

          (k) by the Company, if prior to the Company Stockholder Approval, the Company receives a Superior Proposal and the Company Board determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the Superior Proposal; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(k) unless (i) the Company has complied with its obligations under Section 6.10 and (ii) three (3) business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and during such three (3) business day period Parent has not made a binding proposal to revise the terms of the Merger or this Agreement (or made another binding offer) that the Company Board has determined in its good faith judgment to result in the Merger (or such other proposal or offer) being at least as favorable to the Company's stockholders as the Superior Proposal; provided, further, that the Company fulfills its obligations pursuant to Section 9.3.

     8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement will forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that
(i) Sections 6.2(b), 8.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 9.10 and 9.11 will survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3 Amendment and Other Matters. Subject to Sections 7.2(c) and 7.3(c) and compliance with applicable Law, this Agreement may be amended by Parent (on behalf of itself and Merger Sub) and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company and Parent, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Capital Stock, other than as contemplated by this Agreement, or which by applicable Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub) and the Company, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company and Parent, there may not be, without further approval of such stockholders, any


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
extension or waiver which by applicable Law otherwise expressly requires the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                         ARTICLE IX. GENERAL PROVISIONS

     9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date will be no later than five business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Company and Parent (the "Closing Date").

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

     9.3 Fees and Expenses. (a) Except as provided in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC or under the HSR Act in connection with the Merger, will be borne equally by Parent and the Company.

          (b) In the event that this Agreement is terminated:

               (i) (x) by the Company Board or the Parent Board pursuant to
     Section 8.1(e), or by the Parent Board pursuant to Section 8.1(f), and (y) a proposal for an Alternative Transaction with respect to the Company has been made to the Company or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to such termination (whether or not conditional and whether or not withdrawn) and (z) within 12 months after such termination, the Company or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated;

               (ii) by the Parent Board pursuant to Section 8.1(h) and a proposal for an Alternative Transaction with respect to the Company has been made to the Company or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this


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
     Agreement and prior to such termination (whether or not conditional and whether or not withdrawn);

               (iii) by the Parent Board or the Company Board pursuant to
     Section 8.1(d) and the Company Board is not at the time of the Company Stockholders Meeting entitled to terminate this Agreement pursuant to
     Section 8.1(g) (without giving effect to the notice and cure provisions thereof); or

               (iv) by the Company Board pursuant to Section 8.1(k);

then, in the case of a termination pursuant to (1) Section 9.3(b)(i), the Company shall pay to Parent an amount equal to $150,000,000 (the "Company Termination Fee"), by wire transfer of same day funds to an account designated by Parent, upon the earlier to occur of the consummation of such Alternative Transaction and the execution of such agreement, as applicable, (2) Section 9.3(b)(ii) or Section 9.3(b)(iv), the Company shall pay to Parent an amount equal to the Company Termination Fee, which payment shall be made within two business days after such termination and (3) Section 9.3(b)(iii), the Company shall pay to Parent an amount equal to (A) $45,000,000 within two business days after such termination, by wire transfer of same day funds to an account designated by Parent and (B) $105,000,000, by wire transfer of same day funds to an account designated by Parent, if, within 12 months after such termination, the Company enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated. For purposes of this
Section 9.3(b), references to 20% in the definition of "Alternative Transaction" will be deemed to be references to 50%.

          (c) In the event that this Agreement is terminated:

               (i) (x) by the Parent Board or the Company Board pursuant to
     Section 8.1(e), or by the Company Board pursuant to Section 8.1(g), and (y) a proposal for an Alternative Transaction with respect to Parent has been made to Parent or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to such termination (whether or not conditional and whether or not withdrawn) and
     (z) within 12 months after such termination, Parent enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated; or

               (ii) by the Company Board pursuant to Section 8.1(i) and a proposal for an Alternative Transaction with respect to Parent has been made to Parent or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to such termination (whether or not conditional and whether or not withdrawn);

               (iii) by the Parent Board or the Company Board pursuant to
     Section 8.1(c) and the Parent Board is not at the time of the Parent Stockholders Meeting entitled to terminate this Agreement pursuant to
     Section 8.1(f) (without giving effect to the notice and cure provisions thereof); or


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
               (iv) by the Parent Board pursuant to Section 8.1(j);

then, in the case of a termination pursuant to (1) Section 9.3(c)(i), Parent shall pay to the Company an amount equal to $90,000,000 (the "Parent Termination Fee"), by wire transfer of same day funds to an account designated by the Company, upon the earlier to occur of the consummation of such Alternative Transaction and the execution of such agreement, as applicable, (2) Section 9.3(c)(ii) or Section 9.3(c)(iv), Parent shall pay to the Company an amount equal to the Parent Termination Fee, which payment shall be made within two business days after such termination and (3) Section 9.3(c)(iii), Parent shall pay to the Company an amount equal to (A) $45,000,000 within two business days after such termination, by wire transfer of same day funds to an account designated by the Company and (B) $45,000,000, by wire transfer of same day funds to an account designated by the Company, if, within 12 months after such termination, Parent or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated. For purposes of this Section 9.3(c), references to 20% in the definition of "Alternative Transaction" will be deemed to be references to 50%.

          (d) Each party acknowledges that the agreements contained in this
Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 9.3, the first party will pay to the other party interest on the amounts set forth in this Section 9.3 at a rate per annum equal to the three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by the party entitled to such amounts) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 250 basis points, and including reasonable fees and related expenses of collection.

     9.4 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

               (a)  if to the Company, to:

                    Dex Media, Inc.
                    198 Inverness Drive West
                    Englewood, CO 80112
                    Attention: Frank M. Eichler
                               Senior Vice President, General Counsel
                    Facsimile: (303) 784-1915


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
                    with a copy to:

                    Latham & Watkins LLP
                    885 Third Avenue, Suite 1000
                    New York, NY 10022
                    Attention: R. Ronald Hopkinson
                    Facsimile: (212) 751-4864

               (b)  if to Parent or Merger Sub, to:

                    R.H. Donnelley Corporation
                    1001 Winstead Drive
                    Cary, NC 27531
                    Attention: Robert J. Bush
                               Vice President, General Counsel and
                               Corporate Secretary
                    Facsimile: (919) 279-1518

                    with a copy to:

                    Jones Day
                    222 East 41st Street
                    New York, NY 10017
                    Attention: John J. Hyland
                    Facsimile: (212) 755-7306

     9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Unless the context otherwise requires (i) "or" is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. "Knowledge" of any Person, whether capitalized or not, means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other officers having primary responsibility for such matter, and "business day" means any day on which banks are not required or authorized to close in the City of New York. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to


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do so would violate any applicable Law. References to the "other party" or
"either party" will be deemed to refer to the Company and Merger Sub collectively, on the one hand, and Parent, on the other hand.

     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

     9.8 Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

     9.9 Jurisdiction. Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person's respective address set forth in Section 9.4 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

     9.10 Publicity. Neither the Company nor Parent will, and neither the Company nor Parent will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent will not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party, (i) issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is or may be required by Law or by the rules and regulations of the NYSE and (ii) make public statements (but may not publish any press


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
release) that are consistent with the parties' prior (but after the date of this Agreement) public disclosures regarding the transactions contemplated by this Agreement.

     9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

     9.12 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

     9.13 Severability. If any term or other provision of this Agreement is declared invalid, illegal or unenforceable, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     9.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this
Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        DEX MEDIA, INC.


                                        By:    /s/ Frank M. Echler
                                               ---------------------------------
                                        Name:  Frank M. Echler
                                        Title: Senior Vice President and General
                                               Counsel



                                        R.H. DONNELLEY CORPORATION


                                        By:    /s/ Robert J. Bush
                                               ---------------------------------
                                        Name:  Robert J. Bush
                                        Title: Vice President, General Counsel
                                               and Corporate Secretary



                                        FORWARD ACQUISITION CORP.


                                        By:    /s/ Robert J. Bush
                                               ---------------------------------
                                        Name:  Robert J. Bush
                                        Title: Authorized Person


                [Signature Page to Agreement and Plan of Merger]